Memorandum of Understanding

This Memorandum of Understanding is entered into between the Laborers' International Union of North America and Environmental Services Professionals, Inc.

The parties agree to the following:

The Laborers' International Union of North America has entered into a strategic partnership with Environmental Service Professionals to provide full support for the projects currently being proposed to the Federal Government and the FDIC. Support is defined as joint meetings with senior government entities that can secure contractual arrangements with FDIC and other branches of government; good faith efforts to obtain funding for the financial stability requirements of the FDIC and a strategic partnership in the execution of such contracts.

Environmental Services Professionals, Inc. will enter into a collective bargaining agreement and working relationship with the Laborers' International Union of North America as FDIC and other governmental contracts are procured.

Laborers' International Union of North America agrees that Environmental Service Professionals, Inc will retain ownership of all intellectual property designed for the creation and structure of the programs being presented to all government entities which includes program design; training curriculum; software productions; certifications and all other materials created specifically for presentation to government entities.

This Memorandum of Understanding is entered into by the parties effective upon the execution of both parties. It is further understood that time is of the essence and each party will strive to meet their obligations in a timely manner.

Rocco Davis

For: Laborers' International Union of North America

Its: Special Assistant to the General President
Vice President at Large and Pacific Southwest
Regional Manager
Rocco Davis

Date: 8/31/09

Edward Torres

For: Environmental Service Professional, Inc.

Its: Chairman and CEO
Edward L. Torres

Date: 8/31/09